Exhibit 10.14

PURCHASE AND SUPPLY AGREEMENT

THIS PURCHASE AND SUPPLY AGREEMENT (this "Agreement") is made this __ day of June, 2024 (the “Effective Date”), by and between (i) FRANKLIN WIRELESS CORP., a corporation organized and existing under the laws of the State of Nevada, having a business address of 3940 Ruffin Rd San Diego, CA 92123 (“BUYER”), (ii) MeiG Smart Technology Co., Ltd (MeiG), having a business address of Floor 32, Building B, Shenzhen International Innovation Center, 1006 Shennan Avenue, Futian District, Shenzhen, China, and (iii) FORGE INTERNATIONAL CO., LTD. (FORGE), having a business address of 6/F., MANULIFE PLACE, 348 KWUN TONG ROAD, KLN, HONG KONG ("SUPPLIER"). Both MeiG and FORGE are considered as “SUPPLIER” under this agreement for products produced under purchase orders issued by BUYER to them. All terms and conditions apply to MeiG and FORGE equally and identically as SUPPLIER for the products they produce. This Agreement may refer to BUYER or to SUPPLIER as a "Party" and together as the "Parties."

1.        DEFINITIONS

The following terms shall have the following meanings under this Agreement:

1.1 "Documentation" means computations, configurations, data, designs, drawings, manuals (including without limitation installation manuals, owner's manuals, and service manuals), models, photographs, plans, renderings, samples, schematics, sketches, specifications, and any other written and tangible materials provided by BUYER or developed by SUPPLIER specifically and uniquely in connection with this Agreement.

1.2 "Intellectual Property and Proprietary Rights" mean all copyrights, trademarks, patents, ideas, creations, works, processes, designs and methods (which are patentable, copyrightable, registrable as a mask work, protectable as a trade secret or otherwise protectable as an intellectual property right and/or proprietary right) which are incorporated in or related to the design, function, structure, and/or manufacture of the Products, including any derivative works made by either Party in connection with the development of the Products for use in the Products, software and derivative works thereof.

1.3 "Products" means those products identified on Schedule 1 attached hereto meeting the specifications and fully incorporated herein, and the parts and components thereof, manufactured by SUPPLIER and sold to BUYER pursuant to this Agreement. The Products covered by this Agreement may be changed from time to time upon the written consent of both Parties.

1.4 "Specifications" means the descriptive material itemizing the functional and operational requirements of the Products and such other technical specifications, drawings and other material as identified in Schedule 1 attached hereto and fully incorporated herein. The Specifications covered by this Agreement may be changed from time to time upon the written consent of both Parties.

1.5 "Trademarks" means those trademarks or trade names owned or used by BUYER or its affiliates, and designated by BUYER in its sole discretion for use in connection with the Products.

2.        MANUFACTURE AND SUPPLY OF PRODUCTS

2.1 Scope of Agreement. SUPPLIER agrees to manufacture the Products in accordance with the applicable exhibits for such Products as set forth in Schedule 1 through Schedule 3 executed by the Parties. All work will conform to the Specifications in Schedule 1 (“Products and Product Specifications”) and SUPPLIER agrees to sell the Products to BUYER, and BUYER agrees to purchase and pay for the Products, in accordance with the terms and conditions of this Agreement. Each Product to be manufactured and sold under this Agreement shall be set forth in an applicable Statement of Work under Schedule 2. BUYER shall have no obligation to purchase any Products until BUYER has placed a purchase order with SUPPLIER. SUPPLIER shall have no obligation to manufacture or sell any Products to BUYER except to the extent that any purchase order has been accepted by SUPPLIER.

1

2.2 Sales of Products by Supplier. SUPPLIER shall not sell the Products under this Agreement to any party except BUYER without BUYER’S prior written consent.

2.3 Right to Second Source. This Agreement shall not impose any obligation of exclusivity on BUYER and shall not limit BUYER’s right to manufacture the Products itself or to contract with a third party to manufacture and sell the Products to BUYER. Notwithstanding the foregoing, if BUYER chooses to manufacture the Products itself, BUYER shall neither (i) use any of SUPPLIER’s Intellectual Property and Proprietary Rights relating to its design, manufacturing, and testing processes, know-how, and trade secrets, including all internal hardware and mechanical designs and specifications and software and related acoustic technologies used in the Product nor (ii) otherwise reference or employ such Intellectual Property and Proprietary Rights in connection with such manufacture of the Products.

2.4 SUPPLIER and BUYER Affiliates. This Agreement shall apply to all applicable divisions, locations and Affiliates of SUPPLIER and BUYER. As used in this Agreement, “Affiliate” means, with respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by or is under common control with such person or entity, where “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a party, whether through the ownership of voting securities, by contract or otherwise.

3.        ORDERS

3.1 Orders. BUYER may place firm purchase orders (“Order(s)”) for the delivery of Products by SUPPLIER. Each Order shall specify a shipment date following the date of the Order (“Order Lead Time”). Notwithstanding the foregoing, if from time to time BUYER requires delivery of Products on a shipment date shorter than the applicable Order Lead Time, BUYER may submit such Order to SUPPLIER, subject to SUPPLIER’s acceptance and on such terms as the Parties may mutually agree in writing. For such Orders, SUPPLIER shall use commercially reasonable efforts to minimize the Order Lead Time. Orders shall contain at least the following information: (i) BUYER and SUPPLIER’s legal name and address; (ii) BUYER’s contact person and telephone number; (iii) ship to name and address; (iv) packaging and shipping instructions; (v) the quantity of the Products ordered including BUYER’s part number; (vi) per unit price and total price; (vii) the shipping schedule (e.g., “the week of Sunday, xxx”) and (viii) BUYER ’s purchase order number.

3.2 Acceptance. SUPPLIER shall acknowledge and accept or reject each Order in writing which is placed by BUYER in conformance with the terms of this Agreement within five (5) business days of receiving such Order, and SUPPLIER shall be deemed to have rejected an Order if SUPPLIER does not respond to BUYER confirming acceptance of such Order within such five (5) day period.

3.3 All purchases of Products during the term of this Agreement shall be governed by this Agreement only. Any printed terms and conditions on an individual Order which conflict with the provisions of this Agreement shall be superseded by the Agreement.

4.        PAYMENT TERMS

4.1 Prices. The prices for the Products are set forth in Schedule 3 attached hereto. Prices for the Products (including, without limitation, packaging price changes) may be changed by SUPPLIER providing BUYER with at least ninety (90) days notice of the change and a new Schedule 3. On a quarterly basis, the Parties will review each Products' Bill of Materials (the "BOM") in order to review whether any price changes are warranted.

4.2 Payment. SUPPLIER shall invoice BUYER upon delivery by SUPPLIER in accordance with the applicable delivery terms (Incoterms 2020). Payment by BUYER to SUPPLIER, unless otherwise agreed in writing by the Parties and or as otherwise set forth in the applicable exhibits set for Products, shall be due net ninety (90) days after the delivery date of the Products (as specified in the applicable bill of lading). All payments shall be made in United States Dollars by T/T (telegraphic transfer).

2

4.3 Taxes and Duties. SUPPLIER shall be responsible for the payment of all taxes, duties and similar items associated with shipment and importation of the Products into the delivery location.

4.4 Remittance of Payment. SUPPLIER and BUYER both mutually agree that all payments from BUYER to SUPPLIER shall be paid to according to the SUPPLIER listed on the Purchase Order issued by BUYER. Orders placed to SUPPLIER (FORGE) will be paid to FORGE. Orders placed to SUPPLIER (MeiG) will be paid to MeiG.

5.        DELIVERY

5.1 Shipment. SUPPLIER will ship the Products CIP to BUYER’s USA designated location by Air freight or as otherwise mutually agreed in accordance with Incoterms 2020. Risk of loss or damage to the Products, and title to the Products, shall pass from SUPPLIER to BUYER in accordance with the delivery term set forth in this Section 5.1.

5.2 Acceptance. BUYER shall have the right to conduct an incoming inspection and shall have ten (30) days after delivery to notify SUPPLIER in writing whether some or all of the Products are rejected. Any Product not rejected within this ten (30) day period shall be deemed accepted. In the event BUYER rejects Products, BUYER shall deliver to SUPPLIER a detailed explanation regarding each rejection. Products may be rejected by BUYER only if they fail to conform to the Specifications. SUPPLIER shall, at its sole discretion, be entitled to inspect and verify the rejected Products, replace the rejected Products without requiring their return, or require the return of the rejected Products to SUPPLIER, at SUPPLIER’s expense. Rejected Products that SUPPLIER verifies as non-conforming Products shall be repaired or replaced at SUPPLIER'S expense, including freight to and from BUYER. Rejected Products for which SUPPLIER cannot verify any non-conformance shall be returned to BUYER at BUYER’s expense.

5.3 Cancellations and Rescheduling. (Provision mirrors AT&T requirements) In addition to BUYER’s right to terminate an Order as set forth elsewhere in this Agreement, BUYER may terminate an Order, in whole or in part, and without any liability to BUYER, for items not yet shipped, if SUPPLIER fails to ship the Products set forth in any accepted Order within thirty (30) calendar days after the delivery date requested by BUYER in such Order or any alternate delivery date that has been mutually agreed to by the Parties subsequent to the submission of such Order; except that, where SUPPLIER has suffered a force majeure event and its performance is excused under Section 13.12, then BUYER’s ability to cancel such Order shall be governed by Section 13.12. Notwithstanding the foregoing, BUYER may make a one-time rescheduling of the shipment date per Order to a date not in excess of fifteen (15) days from the original shipment date, provided BUYER provides at least ten (10) days prior written notice to SUPPLIER for any proposed delivery reschedule.

5.4 Late Shipments. SUPPLIER shall ship all Products on the dates indicated on the applicable Order or as revised per mutual agreement. Shipments are considered late if Products are not delivered to the applicable delivery location in accordance with the applicable delivery term within ten (10) days following the confirmed shipment date indicated on the applicable Order. If any late shipment is caused by the fault of SUPPLIER, SUPPLIER shall incur a penalty of one half of one percent (0.5%) on the shipment invoice amount for each day the shipment is deemed late; such penalty not to exceed five percent (5%) of the shipment invoice amount.

5.5 Failure to Deliver. If SUPPLIER has reason to believe that the Products will not be delivered on the date specified in an Order, and that the shipment will be late under Section 5.4, SUPPLIER will immediately notify BUYER of the cause and the anticipated duration of the delay. SUPPLIER agrees to use its commercially reasonable efforts to deliver or perform as committed.

6.        INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

6.1 General. Unless otherwise provided in an applicable Statement of Work under Schedule 2 and agreed by the Parties in writing, the terms and conditions of this Section 6 governing the Parties’ rights and obligations with respect to Intellectual Property and Proprietary Rights shall apply under this Agreement.

3

6.2 Ownership of Existing Intellectual Property and Proprietary Rights. SUPPLIER and BUYER shall retain ownership and all rights to their respective Intellectual Property and Proprietary Rights existing as of the Effective Date of this Agreement, regardless of whether such Intellectual Property and Proprietary Rights are incorporated or used in the Products.

6.3 Ownership of Innovations. SUPPLIER shall own all Intellectual Property and Proprietary Rights in ideas, inventions, designs, concepts, data, know how, processes or other trade secrets that SUPPLIER made, conceived, or developed at any time during the term of this Agreement with respect to, in connection with, or derived from its existing Intellectual Property and Proprietary Rights in design, manufacturing and testing processes. BUYER shall own and retain all Intellectual Property and Proprietary Rights in all innovations developed by SUPPLIER on its own for the Products or arising from the Specifications provided by BUYER.

6.4 Ownership of Products and Documentation. BUYER shall have sole ownership of the Documentation and the Products and shall have the exclusive rights to commercially exploit the Products manufactured and sold to it by SUPPLIER under this Agreement.

6.5 License. BUYER hereby grants SUPPLIER a revocable, limited, non-exclusive, non-transferable, non-assignable, non-sublicensable, royalty-free license to use all Intellectual Property and Proprietary Rights provided by BUYER under this Agreement for the sole purpose of performing the manufacturing services in connection with the Products only. For any Product using a Qualcomm, SUPPLIER shall execute, and maintain in good standing, a license agreement with Qualcomm to the extent necessary to manufacture and supply such Product.

6.6 No Other License. Except for the express licenses granted pursuant to Section 6.5, nothing in this Agreement shall be construed as conferring by implication, estoppel or otherwise upon a Party any license or other right in and to the Intellectual Property and Proprietary Rights, or innovations of the other Party. Each Party and its licensors retain all rights, title and interest in and to their respective existing Intellectual Property and Proprietary Rights, and innovations and any derivative works thereof and any Intellectual Property and Proprietary Rights associated therewith or embodied therein.

7.       TOOLS AND EQUIPMENT

7.1 Manufacturing Tools. Unless otherwise agreed by the Parties, SUPPLIER shall pay for all manufacturing hardware and software tools associated with the Products. SUPPLIER agrees that all tools related to Products manufactured pursuant to this Agreement shall be used in manufacturing the Products for BUYER. The Parties shall agree in writing in advance of the launch of each such Product with respect to BUYER's payment obligations, if any, including but not limited to timing and amount of payment. In the event BUYER purchases the tools associated with any Product from SUPPLIER, BUYER shall at all times maintain ownership of all such tools paid for by BUYER pursuant to this Agreement and SUPPLIER agrees to return to BUYER or its designated agent any such tools paid for by BUYER upon request by BUYER.

7.2 Equipment. Standard process equipment generic to its operations and used in its ordinary course of business will be provided by SUPPLIER at its own expense.

8.        WARRANTY

8.1 Unless otherwise agreed by the Parties in writing in an applicable Statement of Work under Schedule 2, the terms and conditions of this Section 8 shall govern all warranty related issues under this Agreement.

8.2 Warranty Seed Stock. With each Order, SUPPLIER shall provide BUYER, at no additional fee or charge to BUYER, with an extra supply of Products to serve as field replacement units equal to one percent (1%) of each Order quantity. This provision only applies to orders manufactured under this agreement and does not apply to BUYER’s other producers orders.

4

8.3 SUPPLIER warrants that all Products (i) will conform to the Specifications, (ii) will comply with all applicable regulations and certifications, and (iii) will be free from defects in material and workmanship, for a period of eighteen (18) months from the date the Products are delivered to BUYER. SUPPLIER’s exclusive obligation with respect to defective Products shall be at SUPPLIER ’s option and SUPPLIER’s expense, that SUPPLIER repair or replace such defective Products.

8.4 If BUYER claims a breach of warranty, SUPPLIER shall issue a return material authorization (RMA) number to BUYER within three (3) calendar days after receiving notice of such claim from BUYER. If SUPPLIER fails to provide an RMA number to BUYER within three (3) calendar days, then BUYER will be permitted to offset the value of any amount paid for the defective Products against any other amounts owed by BUYER to SUPPLIER. SUPPLIER shall repair or replace the defective Products within thirty (30) calendar days after receiving the defective Products from BUYER. SUPPLIER is responsible for shipping costs for Products shipped to and from BUYER in connection with SUPPLIER’s obligations under this Section 8.4. If SUPPLIER provides repair services to its customers (at SUPPLIER’s option and sole discretion) and BUYER requests such service for a Product that is no longer covered by a warranty pursuant to the terms of this Agreement, then SUPPLIER will repair such Product at BUYER’s expense at SUPPLIER’s then most favorable repair service fees.

8.5 Catastrophic Failure. “Catastrophic Failure” shall mean a failure of one percent (1.0%) or more arising from the same root cause. In addition to the warranties and remedies set forth in Section 8.3 above, in the event of a Catastrophic Failure of Products, SUPPLIER shall promptly identify the nature of the failure and determine the cause of the failure. In the event of a Catastrophic Failure of any of the Products, SUPPLIER shall pay (i) the cost of resolving the problem(s) which are the cause of any Catastrophic Failure, (ii) incoming freight for the defective products, (iii) outbound freight for the repaired or replaced Products and (iv) any direct and out-of-pocket costs incurred by BUYER as a result of the Catastrophic Failure including but limited to software re-flashing and reprogramming costs. BUYER and SUPPLIER shall cooperate in good faith to identify the most cost-effective solution to the problem. BUYER shall provide evidence of Catastrophic Failure of Products (samples and/ or descriptions) to SUPPLIER and allow SUPPLIER a reasonable opportunity to review such evidence and to propose alternative solutions prior to proceeding. If SUPPLIER is unable to cure such Catastrophic Failure within thirty (30) calendar days of its occurrence, then BUYER may terminate this Agreement with respect to such specific Product, in BUYER’s sole discretion including any outstanding Orders for such specific Product, without further obligation to SUPPLIER, with respect to such specific Product.

8.6 SUPPLIER represents and warrants that any licensed technology of SUPPLIER, if any, under this Agreement, has been developed by and is the exclusive work product of SUPPLIER and may be applied to the Products without claim of infringement by any third party. SUPPLIER represents and warrants to BUYER that SUPPLIER has the full right, power, and authority to enter into and perform its obligations set forth in this Agreement.

9.        QUALITY ASSURANCE

9.1 Quality Certification. SUPPLIER represents that it maintains a documented quality procedure and agrees to maintain the procedure throughout the term of this Agreement. SUPPLIER agrees to submit to BUYER its documented quality procedure for review, which shall be in accordance with ISO 9000 and/or QS 9000 quality assurance programs.

9.2 SUPPLIER'S Inspection. SUPPLIER shall inspect the Products before delivery to assure compliance with the Specifications. SUPPLIER shall not deliver any Products which fail such inspection. Upon request by BUYER, SUPPLIER shall provide the record of such Products (as defined in Schedule 1) inspection.

9.3 Traceability. SUPPLIER shall give each Product a unique serial number which shall be recorded for purposes of defect and warranty traceability, and SUPPLIER shall maintain a record keeping system with such data in a form to be determined and agreed by the Parties and shall provide BUYER with access to such data as necessary.

5

9.4 Changes. If any change in the design, material, or manufacturing process for the Products (whether or not requested by BUYER) causes the Products to be of materially different quality from prior shipments, SUPPLIER shall submit to BUYER, at least forty-five (45) days before production quantities are scheduled for delivery, a sample Product manufactured under the proposed material change together with a record of its inspection for BUYER’S approval; provided, however, that the Products shall continue to conform to the Specifications notwithstanding any such material change. SUPPLIER shall not incorporate such material change into its production of Products until such material change has been approved in writing by BUYER.

9.5 Facility Inspection. SUPPLIER shall from time to time permit BUYER to inspect the facilities, and conditions regarding quality assurance in order for BUYER to determine whether the Products are being manufactured under appropriate quality controls; provided, however, that such inspections will be conducted during normal working hours with prior notification to SUPPLIER.

9.6 Abnormalities. SUPPLIER and BUYER shall promptly notify each other of any abnormalities with respect to the Products or the manufacturing process relating to the Products if SUPPLIER or BUYER believes such abnormalities materially affect the quality or function of the Products. In such case, SUPPLIER shall promptly report to BUYER any determination made as to the root cause of the abnormality and the countermeasures taken by SUPPLIER in response thereto.

9.7 Meetings. SUPPLIER and BUYER shall meet periodically and from time to time when necessary, during each year of the term of this Agreement to discuss quality assurance and product improvement matters and various other aspects of their business relationship.

10.        INDEMNITY; LIMITATION OF LIABILITY

10.1 Unless otherwise agreed by the Parties in writing in a Statement of Work under Schedule 2, the terms and conditions of this Section 10 shall govern indemnity and limitation of liability issues under this Agreement.

10.2 SUPPLIER agrees to indemnify, defend and hold BUYER harmless from any and all liabilities, damages, losses, costs and expenses, including reasonable attorney fees, arising out of third party law suits, claims and demands (collectively, “Claims”) arising out of or relating to: (a) infringement by the Products and/or the Product Specifications of any patent rights asserted by Qualcomm Incorporated; (b) breach by SUPPLIER of any representation or warranty made by SUPPLIER herein; (c) claim by any third party that any Product(s) has caused bodily harm (including death) or has damaged real or personal property; or (d) SUPPLIER’s negligence in performing SUPPLIER’s obligations hereunder; and/or (e) violation by SUPPLIER of any applicable law or regulation in existence at the time of manufacture of the Product(s) applicable to SUPPLIER. Notwithstanding any of the foregoing, BUYER shall have the right, in its absolute discretion, to employ attorneys of its own choice and to institute or defend any such claim.

11.       CONFIDENTIALITY

All confidential and proprietary information disclosed by one Party to the other Party pursuant to this Agreement, shall be subject to and governed by the Non-Disclosure Agreement, NDA, entered into between SUPPLIER and BUYER effective November 9, 2023, which is hereby incorporated by reference into this Agreement (“NDA”). All disclosures and/or exchanges of Confidential Information between the Parties shall be governed by the terms and conditions of the MCA subject to the following modification: The term of the NDA shall be modified to be coterminous with this Agreement.

12.        TERM AND TERMINATION

12.1 Term. This Agreement shall have an initial term of two (2) years from the date hereof and shall thereafter be automatically renewed for successive one (1) year terms unless notice of termination is given by either Party at least sixty (60) days prior to the termination date of the initial term or any renewal term, or unless earlier terminated under Sections 8.4, 12.2, 12.3, 12.4 or 13.12.

6

12.2 Termination for Default. BUYER and SUPPLIER shall have the right to terminate this Agreement, upon either SUPPLIER’s or BUYER’s breach of this Agreement by giving written notice to the breaching Party at least thirty (30) days prior to the date when such termination is to become effective. Where reasonable, the breaching Party shall be given thirty (30) days to cure the breach. Cure shall not constitute a waiver of the Agreement nor of any right to damages for breach. An event of breach shall include a breach of this Agreement by either Party, not limited to the following: (i) SUPPLIER’s failure to manufacture or deliver the Products in accordance with its responsibilities under this Agreement; (ii) BUYER’s failure to make required payments or any other failure to perform its responsibilities under this Agreement; (iii) SUPPLIER’s failure to cure a Catastrophic Failure pursuant to Section 8.4 of this Agreement; or (iv) the filing by or on behalf of SUPPLIER or BUYER of any action in bankruptcy, the appointment of any receiver for either Party, or any assignment of BUYER or SUPPLIER for the benefit of creditors. Notwithstanding the foregoing paragraph, any such termination shall not relieve either Party of any of its obligations under this Agreement which were incurred prior to the effective date of such termination. Specifically, (i) all payments for services completed prior to the effective date of such termination shall be made pursuant to Section 4.2 of this Agreement, (ii) each Party shall immediately cease all use of the other Party’s proprietary rights, (iii) within thirty (30) days after the termination or expiration of the Agreement, each Party shall immediately deliver to the other Party or, at the other Party’s election, destroy all copies of the other Party’s Confidential Information and/or other materials then in its possession or control, and (iv) within thirty (30) days after the termination or expiration of the Agreement, each Party shall immediately deliver to the other Party a certificate certifying its compliance with the foregoing. Notwithstanding the foregoing, in the event of a termination by BUYER due to SUPPLIER’s failure to cure a Catastrophic Failure with respect to a specific Product pursuant to this Section 8.4, BUYER shall have the right to cancel all Orders with respect to such specific Product that are pending and unfulfilled as of the effective date of the termination without any further obligation to SUPPLIER.

12.3. To the extent any such event or circumstances described in Section 13.12 below renders all further performance impossible, either Party may terminate this Agreement.

12.4. Either Party may terminate this Agreement without cause by giving the other at least one hundred twenty (120) days prior written notice. SUPPLIER will fulfill all pending Orders as of the effective date of the termination and BUYER shall pay for the same in accordance with the terms of this Agreement.

12.5. The provisions of Sections 2.2, 6.2, 6.3, 6.4, 8.3, 8.4, 8.5, 10 and 11 of this Agreement shall survive any expiration, cancellation or termination hereof.

13.       MISCELLANEOUS

13.1 Relationship of Parties. This Agreement does not create the relationship of principal and agent between BUYER and SUPPLIER nor shall it be construed as creating any form of legal arrangement which would impose liability upon one Party for the act or omission of the other Party.

13.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or delivered by overnight air courier guaranteeing next day delivery, to the following addresses:

If to BUYER:	If to SUPPLIER: MeiG

Franklin Wireless Corp	MeiG Smart Technology Co., Ltd
3940 Ruffin Rd, Ste C	Floor 32, Building B,
San Diego, CA 92123	Shenzhen International Innovation Center,
1006 Shennan Avenue, Futian District, Shenzhen, China
ATTN: OC Kim	ATTN:_____________________

If to SUPPLIER: FORGE

FORGE International Co., Ltd.
6/F., Manulife Place, 348 Kwun Tong Road,
KLN, HONG KONG

7

Either Party may change its address upon notice given to the other Party in the foregoing manner. If mailed, notices shall be effective three (3) days after mailing and if delivered by air courier, notices shall be effective on the day after it is sent.

13.3 Severability. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.4 Entire Agreement. This Agreement (including any schedules attached hereto) contains the entire agreement of the Parties with respect to the Products to be furnished hereunder. Any modification or amendment of any term or provision of this Agreement shall not be valid or binding unless the same is in writing and signed by each party hereto.

13.5 Assignment. Neither Party shall assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent may be withheld at the other Party's sole but reasonable discretion; provided, however, that SUPPLIER may assign its rights and obligations hereunder to any of its Affiliates without the need for any consent by BUYER. This Agreement shall be binding upon and shall inure to the benefit of the legal successors and assigns of the Parties hereto.

13.6 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to rules concerning conflict of laws. The Parties agree that any litigation relating directly or indirectly to this Agreement must be brought before a court within the State of California, County of San Diego.

13.7 Waivers. No waiver of any of the terms or conditions of this Agreement by either Party shall be valid or binding unless the same is in writing and signed by an authorized officer of the waiving Party. A waiver by either Party of a breach of any of the provisions of this Agreement shall not be construed as a waiver of any further breach of the same provision or of any other provision of this Agreement.

13.8 Attorneys' Fees. In the event that any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing Party shall be entitled to a reasonable attorneys' fee which may be set by the Court in the same action or in a separate action brought for that purpose, in addition to any other relief to which the prevailing Party may be entitled.

13.9 Heading. Headings used in this Agreement are for the purposes of convenience only and shall not affect the legal interpretation of this Agreement.

13.10 Draftsmanship. This Agreement shall be deemed jointly drafted and no ambiguities, duties or obligations shall be resolved against the deficit Party.

13.11 Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by “electronic signature” (as defined in the Electronic Signatures in Global and National Commerce Act of 2000) in a manner agreed upon by the Parties.

13.12 Force Majeure. Any delay in performance by either Party hereunder may be excused to the extent caused by any event or circumstance beyond the control of said Party, including, without limitation, acts of God, war, acts of terrorism, strikes, labor disputes or other labor actions (against subcontractors or vendors for which no alternative subcontractor or vendor is available or was available at the time of contracting; but not against a Party or any other entity), and decrees or restrictions of any federal, state or local government or agency having appropriate jurisdiction. If an event of force majeure described in this Section 13.12 extends for a period in excess of ninety (90) consecutive days, either Party may immediately terminate this Agreement by providing the other Party with written notice of such termination. In the event of such termination, BUYER shall have the right to cancel all outstanding and unfulfilled Orders that would be affected by such force majeure without any further obligation to SUPPLIER.

[Signature Page Follows]

[Redacted]

8

IN WITNESS WHEREOF, the Parties have executed this Purchase and Supply Agreement as of the date set forth above.

FRANKLIN WIRELESS CORP.	MeiG Smart Technology Co., Ltd

By:		By:
Print Name:	OC Kim	Print Name:
Title:	President	Title:

Date:		Date:

FORGE International Co., Ltd., Ltd

By:
Print Name:
Title:

Date:

9

SCHEDULE 1

PRODUCTS AND PRODUCT SPECIFICATIONS

[Redacted]

Certain information has been redacted because it is both immaterial and confidential.

10